Exhibit 99.1

Cable Design Technologies Corporation Enters into

Agreement to Sell $110 Million Convertible

Subordinated Debentures and Plans Simultaneous

Share Repurchases

Wednesday July 2, 9:26 am ET

PITTSBURGH, July 2 /PRNewswire-FirstCall/—Cable Design Technologies Corporation (NYSE: CDT - News) announced today that it has entered into an agreement to issue and sell $110 million aggregate principal amount of its 4% Convertible Subordinated Debentures due 2023 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The debentures will be convertible into the company’s common stock at an initial conversion price of $9.0345 per share and will be subordinated to all present and future senior debt of the company. Holders of the debentures may convert their debentures only if  (1) the price of the company’s common stock reaches a specified threshold, (2) the company is downgraded to specified levels by certain rating agencies, (3) specified corporate transactions occur or (4) the debentures are called for redemption. The sale of the debentures to the initial purchaser is expected to close on July 8, 2003.

The company intends to use the net proceeds of the offering (1) to repay approximately $83 million of indebtedness, representing substantially all of the current amount outstanding under the company’s bank facilities, (2) for repurchases of up to $20 million of shares of its common stock in negotiated transactions simultaneous with the issuance of the debentures or immediately thereafter in market repurchases and (3) for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

CONTACT: Bill Cann, CFO, Cable Design Technologies, +1-412-937-2300.